Exhibit 99.1

FOR IMMEDIATE RELEASE

For:                        MAF Bancorp, Inc.                                         Contacts:     Jerry A. Weberling, Chief
                               55th Street & Holmes Avenue                                               Financial Officer
                               Clarendon Hills, IL 60514                                                        (630) 887-5999

                               www.mafbancorp.com                                                         Michael J. Janssen, SVP
                                                                                                                                    (630) 986-7544

MAF BANCORP REPORTS SECOND QUARTER EARNINGS OF

$.75 PER SHARE

Clarendon Hills, Illinois, July 21, 2006 — MAF Bancorp, Inc. (MAFB) reported net income for the quarter ended June 30, 2006 of $25.7 million, or $.75 per diluted share, compared to net income of $25.1 million, or $.76 per diluted share in last year’s second quarter, and $25.1 million, or $.74 per diluted share in the first quarter of 2006. Net income for the six months ended June 30, 2006 was $50.8 million or $1.49 per diluted share compared to $49.2 million, or $1.48 per diluted share for the comparable period in 2005.

Net Interest Income and Net Interest Margin

	QE 6/30/06	QE 3/31/06		QE 6/30/05
Net interest margin	2.55%	2.64%		2.96%
Interest rate spread	2.28	2.35		2.74
Net interest income (000's)	$ 66,927	$ 67,442	$	$ 67,078
Average assets:
Yield on interest-earning assets	5.73%	5.56%		5.16%
Yield on loans receivable	6.05	5.88		5.37
Yield on mortgage-backed securities	4.58	4.51		4.22
Average interest-earning assets (000's)	$ 10,499,839	$ 10,230,506		$ 9,060,715
Average liabilities:
Cost of interest-bearing liabilities	3.45%	3.21%		2.42%
Cost of deposits	2.86	2.59		1.83
Cost of borrowed funds	4.53	4.31		3.66
Cost of junior subordinated debt	6.55	6.13		4.96
Average interest-bearing liabilities (000's)	$ 9,665,199	$ 9,354,380		$ 8,246,251

Net Interest Margin: 2nd Quarter 2006 v. 1st Quarter 2006. The net interest margin declined nine basis points during the quarter primarily due to the cost of interest-bearing liabilities continuing to increase at a faster pace than the yield on interest-earning assets. In addition to higher short-term interest rates, the higher cost of interest-bearing liabilities in the current period reflects a change in the mix of deposits as consumers continue to move deposits into higher-yielding certificates of deposit. Due to the pressure on net interest margin from the flat yield curve environment and other factors, we are limiting growth in our lowest yielding asset categories consisting of one- to four-family first mortgages and securities and using cash flows from these portfolios to grow business banking loans or repay maturing borrowings. The growth in average interest-earning assets and interest-bearing liabilities primarily reflects the impact of the EFC Bancorp acquisition that closed on February 1,2006. Stock repurchases during the current quarter benefited earnings per share results but had a negative effect on the net interest margin and net interest income as borrowed funds were used for these repurchases. We expect further compression in the net interest margin due to flat yield curve environment and changing deposit mix.

Net Interest Margin: 2nd Quarter 2006 v. 2nd Quarter 2005. On a year-over-year basis, the net interest margin declined by 41 basis points. The rise in short-term interest rates, a flattening yield curve environment over the past 12 months, lower yield on our investment in Federal Home Loan Bank of Chicago stock, higher deposit pricing driven by increased pricing competition and a continued shift of funds out of lower cost core deposits into certificates of deposit have all negatively impacted our net interest margin. Additionally, we repurchased 1.6 million shares of stock and increased our investments in bank owned life insurance and real estate held for development in the last twelve months using borrowed funds, which improved earnings per share results but had the effect of reducing the net interest margin.

Loan Portfolio Composition¹

	6/30/06		3/31/06		12/31/05
	(Dollars in thousands)
One- to four-family	$ 4,574,181	57.3%	$ 4,704,901	58.3%	$ 4,256,913	59.0%
Home equity lines of credit	1,283,042	16.0	1,317,354	16.3	1,282,154	17.8
Home equity and consumer loans	96,229	1.2	93,189	1.2	70,162	1.0
Multi-family	787,180	9.8	766,715	9.5	698,659	9.7
Commercial real estate	610,881	7.6	610,469	7.6	492,307	6.8
Construction	164,433	2.1	141,215	1.8	109,691	1.5
Land	289,183	3.6	262,168	3.2	171,580	2.4
Commercial business loans	190,367	2.4	171,525	2.1	129,771	1.8

Total loans receivable, net	$ 7,995,496	100.0%	$ 8,067,536	100.0%	$ 7,211,237	100.0%

(1)	Certain loan reclssifications have been made for March 31, 2006 and December 31, 2005 to conform to current period classification.

Non one- to four-family and home equity loans grew at an annualized rate of 18%, primarily reflecting organic growth in our business banking operations. The modest decline in our loan portfolio since March 31, 2006 (3.6% annualized), reflects our strategy to limit growth in lower yielding one-to four-family residential loans by selling more of our originations, while emphasizing growth in other loan categories.

Non-Interest Income

	QE 6/30/06	QE 3/31/06	QE 6/30/05
Total non-interest income (000's)	$ 21,992	$ 20,707	$ 18,396
Non-interest income / total revenue¹	24.7%	23.5%	21.5%
(1)	Total revenue equals net interest income plus non-interest income

Non-interest income increased 6.2% compared to the first quarter of 2006 and increased 19.5% compared to the second quarter of 2005. The increases are primarily the result of higher deposit service fee income and brokerage commissions. Increased bank-owned life insurance investments and higher yields on these investments along with a $781,000 gain from the sale of fixed assets and other real estate also contributed to the increase in non-interest income in the current quarter.

Residential Mortgage Originations, Sales and Servicing

	QE 6/30/06	QE 3/31/06	QE 6/30/05
	(Dollars in thousands)
1-4 Family Originations and Purchases

Fixed-rate	$177,524	$126,966	$167,556
Adjustable rate	280,014	251,109	370,936

Total	$457,538	$378,075	$538,492

Fixed-rate %	39%	34%	31%
Adjustable rate %	61%	66%	69%
Refinance %	27%	32%	27%
Loan Sales
One- to four- family fixed-rate	$172,510	$135,725	$144,236
One- to four - family adjustable rate	150,054	91,900	13,852

Total one-to four- family	322,564	227,625	158,088
Home equity loans and lines of credit	7,077	28,312	27,159

Total loans sold	$329,641	$255,937	$185,247

Gain on sale of one- to four - family mortgages	$2,312	$2,378	$1,419
Gain on sale of home equity loans and lines of credit	117	602	885

Total loan sale gains	$2,429	$2,980	$2,304

Margin on one- to four - family loan sales	.72%	1.04%	.90%
Loan Servicing
Loan servicing fee income	843	785	658
Capitalized mortgage servicing rights as a percentage
of loans serviced for others	.67%	.68%	.69%

Despite the continued increase in mortgage interest rates, the seasonal pattern of one- to four-family residential mortgage lending resulted in a pick-up in volume in the current quarter, increasing 21% compared to the first quarter of 2006. The one- to four-family origination volume totals in the current quarter were 15% below the results from the second quarter of 2005, consistent with the slowdown in the residential mortgage industry.

We increased our loan sale volume 29% in the current quarter compared to the first quarter of 2006, limiting balance sheet growth. Margins on sale declined due to selling a higher proportion of adjustable rate mortgages, which have a lower gain on sale margin and the rising rate environment. Lower sales volume of high-margin equity lines of credit during the current quarter also impacted loan sale gains. Compared to the second quarter of last year, loan sale volume and gains both advanced.

Deposit Account Service Fees

	QE 6/30/06	QE 3/31/06	QE 6/30/05
Deposit account service charges (000's)	$10,669	$8,722	$8,769
Deposit account service fees / total revenue	12.0%	9.9%	10.3%
Number of checking accounts (period end)	268,900	267,100	251,900

While the number of checking accounts remained stable during the current quarter, deposit service fees increased considerably due to an increase in consumer overdraft activity. The year-over-year and sequential quarter growth rates were the highest we have reported in a number of quarters. An expansion of the deposit base relating to the February 2006 EFC Bancorp acquisition also contributed to the improvement in fees.

Real Estate Development Operations

	QE 6/30/06	QE 3/31/06	QE 6/30/05
Real estate development income - total (000's)	$350	$852	$166
Residential lot sale closings	19	57	4
Pending lot sales at quarter end	26	28	182
Investment in real estate held for development or sale (000's)	$70,498	$55,082	$46,336

Activity during the first half of 2006 primarily reflects closings of lots previously under contract in the initial phases of the Springbank project. Included in the results is $111,000 for the second quarter of 2006 and $318,000 for the first quarter of 2006 related to a prior land development project.

Springbank has been selected as the site for the Northern Illinois Home Builders Association’s 2006 Cavalcade of Homes, to be held this summer. This annual showcase of model homes is expected to bring considerable attention and customer traffic to the development and offers unique sales opportunities. However, sales in the second half of the year will likely be impacted by the slowdown in the real estate market which would negatively affect real estate profits for the remainder of 2006.

Non-Interest Expense

	QE 6/30/06	QE 3/31/06	QE 6/30/05
Total non-interest expense (000's)	$48,787	$49,668	$47,040
Non-interest expense to average assets	1.70%	1.78%	1.91%
Efficiency ratio¹	55.35%	56.35%	55.20%
(1)	The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain/(loss) on sale and writedown of mortgage-backed and investment securities and fixed assets.

2nd Quarter 2006 v. 1st Quarter 2006. Total non-interest expense for the current quarter decreased $881,000, or 1.8% compared to the first quarter of 2006. The decline is primarily attributable to a decline in compensation and benefits, lower data processing expense compared to the first quarter which included $300,000 related to the EFC conversion and processing and lower professional expense. An improved efficiency ratio in the current quarter as well as a lower ratio of non-interest expense to average assets highlight our successful cost containment efforts. Total non-interest expense declined during the quarter despite operating the seven additional EFC branches for the full period.

2nd Quarter 2006 v. 2nd Quarter 2005. Compared to the second quarter of 2005, total non-interest expense in the current quarter increased $1.7 million, or 3.7%. Compensation and benefits increased by $2.1 million, or 8.2%, due to normal salary increases and increased employee headcount, partly due to the EFC Bancorp acquisition, which closed in February 2006. Office occupancy and equipment increased by $845,000, or 11.7%, primarily due to occupancy expense related to two new branches added over the past year and seven branches acquired in the EFC acquisition. Advertising and promotion expenses were $953,000 lower in the current quarter due to a decrease in promotional campaigns. Other non-interest expenses declined by $926,000 primarily due to lower professional expenses and lower costs related to reserves for contingent liabilities.

Income Tax Expense

Income tax expense totaled $13.2 million in the current quarter, equal to an effective income tax rate of 33.9%, compared to 34.1% reported in the first quarter of 2006 and 34.8% reported for the second quarter of 2005. The decrease in the effective tax rate compared to the second quarter of last year was attributable in part to an increase in tax-exempt investments and tax-advantaged bank-owned life insurance (BOLI) investments.

Asset Quality

	6/30/06	3/31/06	6/30/05
	(Dollars in thousands)
Non-performing loans (NPL)	$ 42,165	$ 37,530	$ 30,548
Non-performing assets (NPA)	$ 44,257	$ 39,805	$ 30,935
NPL / total loans	.53%	.47%	.44%
NPA / total assets	.39%	.35%	.31%
Allowance for loan losses (ALL)	$ 40,398	$ 41,021	$ 36,134
ALL / total loans	.51%	.51%	.51%
ALL / NPL	95.8%	109.3%	118.3%
Provision for loan losses for the quarter ended	$ 1,250	$ 400	$ —
Net charge-offs for the quarter ended	$ 1,873	$ 168	$ 115

We experienced an increase in non-performing loans and charge-offs in the current quarter, primarily relating to our residential mortgage loan portfolio. Approximately $1.6 million of the $2.0 million in gross charge-offs in the quarter were related to equity lines of credit. Most of these loans were higher risk loans at the time of origination with higher loan to value levels and there were several instances of loan customer fraud contributing to these charge-offs. We have recently undertaken efforts to enhance certain of our underwriting and recording processes to help mitigate loss exposure on higher risk products, including the increasing incidence of fraud in the mortgage industry. The increase in the provision for loan losses in the current quarter is primarily the result of the increased level of charge-offs, shift in the mix of the portfolio, and higher non-performing loans. At June 30, 2006, loans secured by one-to four-family residential real estate continued to comprise 90.6% of non-performing loans compared to 90.6% at March 31, 2006, and 94.5% at June 30, 2005.

Balance Sheet & Capital

	6/30/06	3/31/06	12/31/05
	(Dollars in thousands)
Assets:
Total assets	$11,454,718	$11,534,062	$10,487,504
Loans receivable, net	7,955,098	8,026,515	7,174,742
Mortgage-backed securities	1,462,643	1,526,426	1,556,570

Liabilities and Equity:
Total liabilities	$10,415,862	$10,467,758	$9,509,325
Deposits	6,926,537	6,895,974	6,197,503
Borrowed funds	3,222,442	3,306,934	3,057,669
Junior subordinated debentures	67,011	67,011	67,011
Stockholders' equity	1,038,856	1,066,304	978,179

Deposit Composition

	6/30/06		3/31/06		12/31/05
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Commercial checking	$ 307,668	—%	$ 282,940	—%	$ 258,632	—%
Non-interest bearing checking	299,767	—	304,902	—	291,462	—
Interest-bearing checking	780,470	1.15	827,039	1.01	816,387	.98
Commercial money market	87,244	3.82	103,347	3.91	60,064	3.07
Money market	698,278	2.86	711,950	2.66	615,280	2.34
Passbook	1,255,464	.68	1,327,165	.69	1,268,680	.60

Core deposits	3,428,891	1.19	3,557,343	1.14	3,310,505	.96

Certificates of deposit	3,498,157	4.23	3,339,271	3.95	2,885,998	3.65
Unamortized premium
(discount), net	(511)	—	(640)	—	1,000	—

Total deposits	$ 6,926,537	2.72%	$ 6,895,974	2.50%	$ 6,197,503	2.22%

Rate competition made deposit growth challenging during the quarter. Core deposit levels declined as higher certificate of deposit rates attracted consumers to continue moving into these products. Despite the loss of some core deposits during the quarter, we continued to retain a large base of these low-cost deposits, supporting our net interest income results in the face of a continuing flat treasury yield curve environment.

On July 17, 2006, we refinanced our term loan facility with various lenders. We increased by $40 million the amount of this borrowing to $155 million, which matures in 2015. The new credit agreement provides for a revolving line of credit for borrowings up to $60 million, the same amount included in the prior credit facility. At June 30, 2006, there was $50 million outstanding under the line of credit. The additional loan proceeds were used primarily to repay line of credit borrowings incurred to fund stock repurchases, additional investment in real estate, and a portion of the cash consideration for the EFC acquisition.

   Stockholders’ Equity

During the current quarter, we declared $8.3 million in cash dividends, and repurchased 857,595 shares of our common stock at an average price of $43.16. The continued rise in interest rates led to an increase of $9.9 million in the after-tax unrealized loss on securities held for sale, which is recorded as a reduction in stockholders’ equity. The Bank’s tangible, core and risk-based capital ratios at June 30, 2006 exceeded minimum and well-capitalized regulatory capital requirements.

Results for the Six Months Ended June 30, 2006

Diluted earnings per share totaled $1.49 in the current six-month period compared to $1.48 last year. For the six months ended June 30, 2006, net income totaled $50.8 million compared to $49.2 million in last year’s comparable period. Net interest income totaled $134.4 million compared to $134.6 million last year. Return on equity for the six months ended June 30, 2006 was 9.67% compared to 10.30% for the six months ended June 30, 2005.

Non-interest income totaled $42.7 million for the six months ended June 30, 2006, or 24% of total revenue. For the six months ended June 30, 2005, non-interest income was $36.7 million, or 21% of total revenue. Higher deposit account service charges, income from bank-owned life insurance and real estate operations during the current six-month period was offset by lower gain on sale of loans and investment securities.

Non-interest expense totaled $98.5 million in the current six-month period, compared to $95.6 million reported for the six months ended June 30, 2005, an increase of 2.9%. Compensation and benefits expense increased by 4.6% for the current six-month period compared to the prior year period while occupancy and equipment costs increased by 13.0% over this same period. At June 30, 2006, the number of branch office facilities increased by nine compared to a year ago due to the EFC Bancorp acquisition and the opening of two denovo branches.

Income tax expense totaled $26.2 million in the current six-month period, equal to an effective income tax rate of 34.0%, compared to $26.4 million or 34.9% reported for the six months ended June 30, 2005. The decrease in the effective tax rate compared to the previous year was attributable in part to an increase in tax-exempt investments and tax-advantaged (BOLI) investments.

Company Profile

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank currently operates a network of 82 retail banking offices throughout Chicago and Milwaukee and their surrounding areas. Offices in Wisconsin operate under the name “St. Francis Bank, a division of “Mid America Bank.” The Company’s common stock trades on the Nasdaq Stock Market under the symbol MAFB.

Forward-Looking Information

Statements contained in this news release that are not historical facts, constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “plan,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future.

Factors which could have a material adverse effect on operations and could affect management’s outlook or future prospects of the Company and its subsidiaries include, but are not limited to, unanticipated changes in interest rates or further flattening or inversion of the yield curve, unanticipated changes in secondary mortgage market conditions, deposit flows, competition, adverse federal or state legislative or regulatory developments, higher than expected compliance costs, changes in economic conditions which result in increased delinquencies in the Company’s loan portfolio, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, financial services and residential real estate in the Company’s market areas, delays in our real estate development project, deterioration in local housing markets, the possible short-term dilutive effect of other potential acquisitions, if any, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

MAF BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Unaudited)

Interest income	$150,137	$116,764	$291,652	$228,288
Interest expense	83,210	49,686	157,283	93,671

Net interest income	66,927	67,078	134,369	134,617
Provision for loan losses	1,250	—	1,650	—

Net interest income after provision for loan losses	65,677	67,078	132,719	134,617
Non-interest income:
Net gain (loss) on sale of:
Loans receivable held for sale	2,429	2,304	5,409	6,180
Investment securities	—	262	—	760
Fixed assets	781	(13)	782	(1)
Foreclosed real estate	(50)	74	(93)	208
Income from real estate operations	350	166	1,202	166
Deposit account service charges	10,669	8,769	19,391	16,415
Other loan fees	1,211	1,489	3,127	2,629
Loan servicing fee income, net	843	658	1,628	1,339
Valuation recovery on mortgage servicing rights	—	—	—	125
Bank owned life insurance income	1,861	1,061	3,355	2,006
Brokerage commissions	1,549	1,198	3,056	2,356
Other	2,349	2,428	4,842	4,492

Total non-interest income	21,992	18,396	42,699	36,675
Non-interest expense:
Compensation and benefits	27,117	25,065	54,550	52,139
Office occupancy and equipment	8,064	7,219	16,053	14,200
Advertising and promotion	2,063	3,016	3,802	5,017
Data processing	2,242	1,991	4,908	4,035
Other	8,091	9,017	16,916	18,779
Amortization of core deposit intangibles	1,210	732	2,226	1,469

Total non-interest expense	48,787	47,040	98,455	95,639

Income before income taxes	38,882	38,434	76,963	75,653
Income taxes	13,195	13,375	26,196	26,417

Net income	$25,687	$25,059	$50,767	$49,236

Basic earnings per share	$.77	$.78	$1.52	$1.51

Diluted earnings per share	$.75	$.76	$1.49	$1.48

Average common and common equivalent shares
outstanding (in thousands):
Basic	33,534	32,214	33,455	32,576
Diluted	34,131	32,876	34,074	33,281

MAF BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands)

	June 30, 2006	December 31, 2005
	(Unaudited)
Assets
Cash and due from banks	$147,997	$183,799
Interest-bearing deposits	63,184	38,491
Federal funds sold	49,020	23,739

Total cash and cash equivalents	260,201	246,029
Investment securities available for sale, at fair value	519,837	475,152
Stock in Federal Home Loan Bank of Chicago, at cost	159,111	165,663
Mortgage-backed securities available for sale, at fair value	1,235,252	1,313,409
Mortgage-backed securities held to maturity (fair value $214,404 and $237,489)	227,391	243,161
Loans receivable held for sale	152,671	114,482
Loans receivable, net	7,995,496	7,211,237
Allowance for loan losses	(40,398)	(36,495)

Loans receivable, net of allowance for loan losses	7,955,098	7,174,742

Accrued interest receivable	49,412	44,339
Foreclosed real estate	2,092	789
Real estate held for development or sale	70,498	50,066
Premises and equipment, net	178,950	149,312
Bank-owned life insurance	130,549	107,253
Other assets	82,138	68,685
Goodwill	388,156	304,251
Intangibles, net	43,362	30,171

Total assets	$11,454,718	10,487,504

Liabilities and Stockholders' Equity
Liabilities:
Deposits	6,926,537	6,197,503
Borrowed funds	3,222,442	3,057,669
Junior subordinated debentures	67,011	67,011
Advances by borrowers for taxes and insurance	53,373	45,115
Accrued expenses and other liabilities	146,499	142,027

Total liabilities	10,415,862	9,509,325

Stockholders' equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none
outstanding	—	—
Common stock, $.01 par value; 80,000,000 shares authorized; 34,499,494 and
33,634,642 shares issued; 33,101,550 and 32,066,721 shares outstanding	345	336
Additional paid-in capital	568,865	527,131
Retained earnings, substantially restricted	564,988	537,140
Accumulated other comprehensive loss, net of tax	(35,046)	(19,391)
Treasury stock, at cost 1,397,944 and 1,567,921 shares	(60,296)	(67,037)

Total stockholders' equity	1,038,856	978,179

	$11,454,718	$10,487,504

MAF BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

(Dollars in thousands, except share data)

(Unaudited)

	June 30, 2006	December 31, 2005	June 30, 2005
Book value per share	$31.38	$30.50	$29.72
Tangible book value per share(1)	19.00	20.69	19.82
Stockholders' equity to total assets	9.07%	9.33%	9.45%
Tangible stockholders' equity to tangible assets(1)	5.70	6.52	6.50
Tangible capital ratio (Bank only)	7.34	7.07	7.30
Core capital ratio (Bank only)	7.34	7.07	7.30
Risk-based capital ratio (Bank only)	11.19	11.15	11.51
Common shares outstanding	33,101,550	32,066,721	31,975,484
Mortgage loans serviced for others	$3,264,335	$2,919,075	$3,641,169
Capitalized mortgage servicing rights, net	21,946	20,007	25,024
Core deposit intangibles, net	21,416	10,164	11,597
	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Average balance data:
Total assets	$11,467,003	$9,849,135	$11,309,032	$9,754,341
Loans receivable	8,175,605	6,948,067	8,048,589	6,929,317
Interest-earning assets	10,499,839	9,060,715	10,365,918	8,980,579
Interest-bearing deposits	6,332,805	5,596,614	6,189,767	5,529,427
Interest-bearing liabilities	9,665,199	8,246,251	9,510,648	8,138,924
Stockholders' equity	1,056,707	943,886	1,050,126	956,047
Tangible stockholders' equity	646,365	626,645	656,839	638,434
Performance ratios (annualized):
Return on average assets	.90%	1.02%	.90%	1.01%
Return on average equity	9.72	10.62	9.67	10.30
Return on average tangible equity¹	15.90	16.00	15.46	15.42
Average yield on interest-earning assets	5.73	5.16	5.64	5.10
Average cost of interest-bearing liabilities	3.45	2.42	3.33	2.31
Interest rate spread	2.28	2.74	2.31	2.79
Net interest margin	2.55	2.96	2.59	3.00
Non-interest expense to average assets	1.70	1.91	1.74	1.96
Non-interest expense to average assets and loans
serviced for others	1.34	1.39	1.37	1.43
Efficiency ratio ²	55.35	55.20	55.85	56.08
Loans sold	$329,641	$185,247	$585,578	$415,979
Cash dividends declared per share	.25	.23	.50	.46
(1)	See “Reconciliation of GAAP to Non-GAAP Financial Measures” on the following page.

(2)	The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain (loss) on sale of mortgage-backed and investment securities and fixed assets.

MAF BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

This press release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America, or GAAP. These measures include tangible book value per share, tangible stockholders’ equity to tangible assets ratio and annualized return on average tangible equity. The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance and financial condition and believes this presentation provides useful supplemental information that is helpful in understanding our financial condition and results, as it provides a method to assess management’s success in managing alternatives for the utilization of tangible capital. These disclosures should not be considered an alternative to GAAP, nor are they necessarily comparable to non-GAAP performance measures that might be presented by other companies.

Tangible Book Value Per Share

Tangible book value per share is calculated by dividing (a) stockholders’ equity less the sum of goodwill and core deposit intangibles, by (b) common shares outstanding. The following table presents a reconciliation of stockholders’ equity to tangible stockholders’ equity (in thousands):

	6/30/06		12/31/05		6/30/05
	Amount	Per share	Amount	Per share	Amount	Per share
Stockholders' equity - as reported	$ 1,038,856	$ 31.38	$ 978,179	$ 30.50	$ 950,257	$ 29.72
Goodwill	(388,156)	(11.73)	(304,251)	(9.49)	(305,162)	(9.54)
Core deposit intangibles	(21,416)	(.65)	(10,164)	(.32)	(11,597)	(.36)

Tangible stockholders' equity	$ 629,284	$ 19.00	$ 663,764	$ 20.69	$ 633,498	$ 19.82

Tangible Stockholders’ Equity to Tangible Assets

Tangible stockholders’ equity to tangible assets is calculated by dividing (a) stockholders’ equity less the sum of goodwill and core deposit intangibles, by (b) total assets less the sum of goodwill and core deposit intangibles. The following table presents a reconciliation of total assets to tangible assets (in thousands):

	6/30/06	12/31/05	6/30/05
Total assets - as reported	$11,454,718	$10,487,504	$10,059,203
Goodwill	(388,156)	(304,251)	(305,162)
Core deposit intangibles	(21,416)	(10,164)	(11,597)

Tangible total assets	$11,045,146	$10,173,089	$9,742,444

Return on Average Tangible Stockholders’ Equity

Return on average tangible stockholders’ equity is calculated by dividing (a) annualized net income by (b) average stockholders’ equity less average goodwill and core deposit intangibles. The following table presents a reconciliation of average stockholders’ equity to average tangible stockholders’ equity (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Average stockholders' equity	$1,056,707	$943,886	$1,050,126	$956,047
Average goodwill	(388,135)	(305,164)	(372,818)	(305,171)
Average core deposit intangibles	(22,207)	(12,077)	(20,469)	(12,442)

Average tangible stockholders' equity	$646,365	$626,645	$656,839	$638,434